2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

March 4, 2016

NEWS RELEASE

Press Contacts:

Rhonda LittleSales and Marketing CoordinatorPhone: 800-880-2212Email: rlittle@hartmaninvestment.com

Hartman Engages Independent Valuation Firm

The Board of Directors (the "Board") of Hartman Short Term Income Properties XX, Inc. (“Hartman XX” or “the Company”), a publicly registered non-listed real estate investment trust ("REIT") focused on value-add investing in office, retail, and industrial properties, announced today that it has engaged an independent valuation firm to assist with the Board's determination of an estimated Net Asset Value ("NAV") per share that will be reflected on future stockholder account statements.

In anticipation of the April 11, 2016 implementation of the new customer account statement rules (FINRA Regulatory Notice 15-02), the Company engaged WKW Advisors to assist in determining the estimated per share NAV and a fair value range of Hartman XX’s real estate portfolio. The Board expects to announce a per-share estimated NAV in March, 2016. The new NAV is expected to appear on April account statements.

The valuation will be based upon the estimated market value of Hartman XX’s assets, less the estimated market value of the Company's liabilities, divided by the total shares outstanding, and will be performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which owns fifteen properties located in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about Hartman XX, please visit www.HartmanREITs.com or call Rick Vitale, CFA at 651-491-3693.

This  material  contains  forward-looking  statements regarding the business  and financial outlook  of Hartman XX and its advisor that are based on  management's current expectations, estimates, forecasts and  projections and are not  guarantees  of future performance. Actual results may differ materially  from  those  expressed  in these statements,  and  you  should  not place undue  reliance  on any such  statements. A number of important factors could cause actual results to differ from the statements contained in this material.  Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Ste. 100, Kingwood, TX  77339. (832) 644-1852.